SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549




                                    FORM 8-K

                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report:  October 24, 1994             Commission file number 2-7793
(Date of Earliest Event Reported)




                    THE UNION LIGHT, HEAT AND POWER COMPANY
             (Exact Name of Registrant as Specified in its Charter)





        Kentucky                            31-0473080
(State of Incorporation)       (I.R.S. Employer Identification No.)






139 EAST FOURTH STREET, CINCINNATI, OHIO          45202
(Address of Principal Executive Offices)        (Zip Code)





                                  513-381-2000
                        (Registrant's Telephone Number)

ITEM 5.   OTHER EVENTS.
- -------   -------------

     On October 24, 1994, pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of December 11, 1992, as subsequently amended and restated, PSI Resources, Inc. (Resources), an Indiana corporation, merged with and into CINergy Corp. (CINergy), a Delaware corporation, and a subsidiary of CINergy merged with and into The Cincinnati Gas & Electric Company (CG&E), an Ohio corporation and the parent company of The Union Light, Heat and Power Company (Union Light), (collectively, the "Merger"). Following the Merger, CG&E and PSI Energy, Inc. (Energy), an Indiana corporation, became subsidiaries of CINergy. Prior to the Merger, Energy was a wholly owned subsidiary of Resources. Union Light will remain a subsidiary of CG&E.

     Each outstanding share of Resources common stock and CG&E common stock was exchanged for 1.023 shares and one share, respectively, of CINergy common stock, resulting in the issuance of approximately 148 million shares of CINergy common stock, par value $.01 per share. The above described exchange ratios were determined as a result of arms-length negotiations between Resources and CG&E. No cash consideration was paid by CINergy (except for fractional shares). The outstanding preferred stock and debt securities of Energy and CG&E were not affected by the Merger. There are approximately 78,000 shareholders of record of CINergy common stock.

     Energy is engaged in the production, transmission, distribution, and sale of electric energy in north central, central, and southern Indiana.

     CG&E and its utility subsidiaries (Union Light, Miami Power
Corporation, The West Harrison Gas and Electric Company, and Lawrenceburg Gas Company) are primarily engaged in providing electric and gas service in the southwestern portion of Ohio and adjacent areas in Kentucky and Indiana.

     A copy of the joint press release announcing the consummation of the Merger is attached hereto as Exhibit 99-a and is incorporated herein by reference.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
- -------   ----------------------------------

          Exhibits
          --------

          99-a Joint press release announcing the consummation of the Merger



                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                          THE UNION LIGHT, HEAT AND POWER COMPANY
                          ---------------------------------------
                                       (Registrant)




Date: October 27, 1994               William L. Sheafer
                          ---------------------------------------
                               William L. Sheafer, Treasurer
                                         (Signature)